EXHIBIT 99.1

Sunair Electronics Announces that Michael Herman to Acquire 54% of
Sunair Common Stock From its Majority Stockholder

FORT LAUDERDALE, Fla., August 14, 2003/PRNewswire-FirstCall/ — Sunair Electronics, Inc. (Amex: SNR — News), a supplier of strategic high frequency (HF) radio equipment and systems, today announced that Michael Herman had entered into an agreement with its majority stockholder, The Robert Uricho, Jr. Trust, of which Shirley Uricho is the income beneficiary (the “Trust”), to purchase 1,994,000 shares of Sunair common stock, or approximately 54% of the outstanding shares, from the Trust. The transaction is expected to be completed on or about October 31, 2003. Sunair will continue to trade on the American Stock Exchange, and, once the transaction is consummated, the Trust’s 54% majority ownership of Sunair will transfer to Mr. Herman. As a prerequisite to this acquisition of Sunair shares by Mr. Herman, Sunair’s disinterested directors approved the transaction. In granting its approval, the board obtained commitments from Mr. Herman that (1) the current board of directors will remain in place during the remainder of fiscal 2003, except that Shirley Uricho will resign and Mr. Herman will become a director, (2) two current board members will be on the board of directors during fiscal 2004, and (3) one current board member will be on the board of directors during fiscal 2005. Mr. Herman has advised the board that there is no current plan to replace management, although Mr. Herman may determine to make changes in management in the future.

Mr. Herman has considerable experience in the telecom equipment industry through his former ownership of TeleMatrix, Inc., which was sold to Meditrust, now La Quinta Corporation (NYSE: LQI) in October, 1999. TeleMatrix is a leading provider of telephones for the commercial, hospitality and residential markets worldwide. “I am looking forward to working closely with Sunair’s management and directors to continue the progress they are making as well as look for opportunities that present themselves given the current economic and market conditions,” said Mr. Herman.

James E. Laurent, President and Chief Executive Officer of Sunair said “We want to thank Mrs. Uricho and the founder of Sunair, the late Robert Uricho, for their many years of service, dedication and loyalty. We are excited about Mr. Herman joining Sunair as majority stockholder and look forward to working with him.”

Information Regarding Forward-Looking Statements

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995, including statements regarding the anticipated timing of the consummation of the acquisition and changes in management or other changes in Sunair following the acquisition. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. The Company cannot guarantee future results, levels of activity, performance or achievements. Factors that could cause or contribute to such differences include, but are not limited to, the inability of the purchaser to satisfy the conditions to consummation of the acquisition on a timely basis, or at all, and the decision by Mr. Herman to change management or otherwise make changes at Sunair.

7